Exhibit 99.1

NEWS BULLETIN

M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES
HOMEAMERICAN MORTGAGE
FOR IMMEDIATE RELEASE
MONDAY, JULY 14, 2008

Contacts:	Paris G. Reece III	Robert N. Martin
	Chief Financial Officer	Investor Relations
	(303) 804-7706	(720) 977-3431
	greece@mdch.com	bob.martin@mdch.com
M.D.C. HOLDINGS ANNOUNCES SUCCESSION
PLAN FOR CHIEF FINANCIAL OFFICER
     DENVER, Monday, July 14, 2008 — M.D.C. Holdings, Inc. (NYSE: MDC) today announced that Christopher M. Anderson has joined MDC as Senior Vice President — Finance. Upon the retirement of Paris G. Reece III as an officer of the Company and appointment by the Board of Directors, Anderson will move into the Chief Financial Officer role.
     Anderson possesses more than 15 years of experience in business, accounting and corporate finance, including six years in public accounting at Price Waterhouse. Most recently, he served as the Senior Vice President of Finance for Burger King Corporation where he led a finance organization of 150 people in 10 different countries. He also has held leadership positions with multi-billion dollar companies including Hewlett-Packard and Compaq Computer Corporation. Anderson brings to MDC his strong financial leadership experience in SEC reporting, finance, strategic investments and accounting. He holds a bachelor’s degree in accounting and a master’s degree in accounting and finance from Brigham Young University and is also a Certified Public Accountant.
     Larry A. Mizel, MDC’s chairman and chief executive officer stated, “Chris’ professional credentials and career experience make him a natural choice for our CFO position. He offers a fresh approach and different perspective to our Company, coming from outside the homebuilding industry. We are confident that Chris will enhance our senior management team and help us to become an even stronger, more successful enterprise as we weather the current housing industry downturn.”
     As previously disclosed, Reece’s retirement date as an officer of the Company will be the later of: (a) the close of business on August 1, 2008, or (b) the close of business on the first business day following the filing of the Company’s quarterly report on Form 10-Q for the period ending June 30, 2008 and the occurrence of the Company’s earnings release conference call for that period. It is anticipated that the Company’s Board of Directors will appoint Anderson as
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M.D.C. HOLDINGS, INC.

Senior Vice President, Chief Financial Officer and Principal Accounting Officer effective upon Reece’s retirement date.
About M.D.C. Holdings, Inc.
     Since 1972, MDC has built and financed the American dream for more than 150,000 families. MDC’s commitment to customer satisfaction, quality and value is reflected in each home its subsidiaries build. As one of the largest homebuilders in the United States, the Company has homebuilding divisions across the country, including Colorado, Salt Lake City, Las Vegas, Phoenix, Tucson, California, Chicago, Northern Virginia, Maryland, Philadelphia/Delaware Valley and Jacksonville. The Company also provides mortgage financing, insurance and title services, primarily for MDC homebuyers, through its wholly owned subsidiaries, HomeAmerican Mortgage Corporation, American Home Insurance Agency and American Home Title and Escrow, respectively. M.D.C. Holdings, Inc. is traded on the New York Stock Exchange under the symbol “MDC.” For more information, visit mdcholdings.com.

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